Exhibit 99.1

The J. M. Smucker Company Announces Second Quarter and Six Month Results

-	Sales and Earnings Grow to Record Levels
-	Smucker’s, Jif and Crisco Brands Continue to Gain Market Share
-	Company Raises Fiscal 2004 EPS Guidance

ORRVILLE, Ohio, November 20, 2003—The J. M. Smucker Company (NYSE: SJM) today announced results for the second quarter of its 2004 fiscal year ended October 31, 2003.

Second Quarter Results

Company sales were $386.0 million for the second quarter of fiscal 2004, up 5 percent compared to $367.0 million in the second quarter of fiscal 2003. Excluding sales in the industrial business area, which is experiencing declining sales due in part to the Company’s decision to exit certain contracts, sales increased 9 percent. The Jif® and Crisco® brands contributed $190.1 million to sales in the second quarter of 2004, up nearly 10 percent compared to $173.4 million in the second quarter of 2003.

Net income was $32.1 million, an increase of 10 percent over last year’s second quarter net income of $29.1 million. Lower net interest and a modest decrease in the effective tax rate, along with increased sales, contributed to the increase in earnings. Earnings per share for the quarter were $0.64 compared to $0.58 in last year’s second quarter. Net income for the second quarter of 2004 included charges of $3.1 million or $0.04 per share related to the Company’s previously announced restructuring plan. Net income for the second quarter of 2003 included merger-related costs of $2.5 million or $0.03 per share. Excluding these costs, the Company’s earnings per share would have been $0.68 and $0.61, in the second quarter of 2004 and 2003, respectively.

“We are pleased with our performance for the quarter and the first half of 2004. The categories in which we participate remain strong and more importantly, our Smucker’s®, Jif and Crisco brands continue to gain market share. Clearly, our investment in the brands has continued to enhance our leadership position,” commented Richard Smucker, president, co-chief executive officer, and chief financial officer.

“We have increased our earnings guidance by $0.07 for the year based on the sales strength we have experienced. At the same time, we continue to invest in our growth strategy, and remain focused on our cost initiatives,” stated Tim Smucker, chairman and co-chief executive officer. “The timeline and expected savings from our restructuring plan and the construction of our new Uncrustables® plant in Scottsville, Kentucky, remain on track.”

The Company uses earnings, excluding restructuring and merger-related costs, as a key performance measure of results of operations for purposes of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of financial results in accordance with GAAP. Rather, management believes the presentation of results excluding such charges offers additional information to investors to facilitate the comparison of past and present operations and provides a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to net income is included in the “Financial Highlights” table attached.

Six-Month Results

Sales for the six-month period ended October 31, 2003, were up 15 percent to $736.3 million compared to $641.9 million for the first six months of 2003. The Jif and Crisco brands contributed $346.2 million to sales in the first six months of 2004, compared to $260.4 million in the same period last year. The first six months of 2004 benefited from an additional month of Jif and Crisco sales totaling $47.3 million, as the merger closed on June 1, 2002, one month into last fiscal year. Excluding the additional month, sales increased 7 percent in the first six months of 2004 compared to the first six months last year.

Net income for the first six months of 2004 was $57.9 million, or $1.15 per share compared to $45.1 million or $0.99 per share last year. Net income for the first six months of 2004 included charges of $6.3 million or $0.08 per share related to the Company’s restructuring plan. Net income for the first six months of 2003 included merger-related costs of $7.4 million or $0.10 per share. Excluding these costs in the first six months of 2004 and 2003, the Company’s earnings per share would have been $1.23 and $1.09, respectively.

Margins

Second quarter operating income increased $3.9 million or 8 percent over the second quarter last year and operating margin improved from 13.4 percent in the second quarter of 2003 to 13.7 percent this year. Excluding restructuring costs this year and merger-related costs last year, operating margin improved from 14.0 percent to 14.5 percent. The higher operating profit resulted from improved gross margin performance in the quarter, increasing from 34.4 percent in last year’s second quarter to 35.0 percent this year. This improvement reflects the sales growth in the higher margin U.S. Retail segment and a full quarter benefit from lower peanut costs resulting from the passage of last year’s Farm Bill.

Selling, distribution, and administrative (SD&A) expenses as a percent of sales increased slightly from last year, at 20.4 percent in 2003 and 21.0 percent this year. For the first six months of 2004, SD&A expenses as a percent of sales were 21.4 percent compared to 21.0 percent for the comparable period last year.

Year-to-date operating income increased $18.7 million or 24 percent over last year and operating margin improved from 11.9 percent in the first half of 2003 to 12.9 percent this year. The additional month of Jif and Crisco sales in May, along with the ongoing growth of the higher margin U.S. Retail segment were the primary causes for the margin improvement.

Segment Performance

U.S. Retail Market

The U.S. retail market segment is comprised of the Company’s consumer and consumer oils business areas and represents domestic sales of Smucker’s, Jif, and Crisco brand products to retail customers.

Sales in the U.S. retail market segment for the second quarter of 2004 were $281.7 million compared to $257.5 million last year, an increase of 9 percent. Jif and Crisco accounted for $183.1 million of the total compared to $168.1 million last year. For the first six months of 2004, sales in the segment were $529.9 million up 24 percent over last year. Excluding the benefit of the additional month of Jif and Crisco, sales in the segment were up 14 percent for the first six months. During the quarter all three brands continued to increase share of market in their respective categories.

Sales in the consumer business area increased over 7 percent as both the Smucker’s and Jif brands were up over the prior year. In addition to increases in fruit spreads and peanut butter, Uncrustables also contributed to the increase in consumer sales for the quarter. In the consumer shortening and oils area, Crisco sales were up 13 percent over last year’s second quarter. The introduction of Crisco Corn Oil contributed approximately one-quarter of the Crisco increase. In response to higher commodity costs, the Company announced a price increase of approximately 7 percent on Crisco products effective in January 2004.

Special Markets

The Special Markets segment is comprised of the foodservice, industrial, international, and beverage business areas.

Sales in this segment were $104.3 million compared to $109.4 million for the second quarter of 2003, a decline of 5 percent. Increases in the foodservice, international and beverage areas were more than offset by declines in the industrial area. This decrease reflects the combination of the planned exit of certain low margin contracts and an overall softness in the industrial business. Excluding the industrial area, the segment increased nearly 10 percent over last year’s second quarter.

In the beverage area, sales were up 11 percent compared to the second quarter of 2003. Sales of Santa Cruz Organic® and The R. W. Knudsen Family® increased over the prior year. In addition, nonbranded sales were strong.

In the foodservice area, sales were up 6 percent over last year’s second quarter due to growth in both the traditional and schools market. Sales of traditional portion control items, primarily under the Smucker’s brand were up over last year. In the schools market, sales were up 24 percent as Uncrustables continued to grow. These increases were partially offset by the Company’s previously announced decision to discontinue as master distributor for the Lea & Perrins brand, effective at the beginning of fiscal 2004. Excluding the Lea & Perrins impact, sales in the foodservice area were up 13 percent.

In the international area, sales were up 12 percent in the second quarter due mostly to favorable exchange rates, which added $4.3 million to sales for the quarter. As measured in local currency, Canada sales were up 5 percent for the quarter while sales of Henry Jones Foods, in Australia, were flat with last year. Export sales were also up for the quarter.

Finally, sales in the industrial area were down 47 percent in the second quarter compared to the prior year’s second quarter. One-half of the decrease in sales was due to the Company’s decision to exit certain contracts. Approximately $6 million in sales of now discontinued business were included in last year’s second quarter. The remaining amount of the decline was attributable to a decrease in sales of bakery fruit fillings to existing customers.

Outlook for Fiscal 2004

Sales for the first half of 2004 have been stronger than the Company’s original plan. For the second half of 2004, the Company expects sales growth to continue to exceed previous expectations, but at a slower rate than in the first half. For the full year, the Company expects sales growth of 9 percent to approximately $1.43 billion. The mix of sales for 2004 is currently forecast to be more favorable than the Company originally anticipated, as the increased growth in the U.S. Retail Segment will be slightly offset by slower growth in the Special Markets Segment, resulting from the anticipated decline in the industrial business.

The Company expects to achieve net income for 2004 in the range of $109 million to $111 million, including approximately $12 million ($7.5 million after-tax) or $0.15 per share of restructuring costs to be recognized during the year. The Company’s current forecast represents an earnings increase of 13 to 15 percent over 2003. Excluding the impact of the restructuring charges, income would range from $116 to $119 million, with a corresponding earnings per share range of $2.32 to $2.37. Included in the 2004 estimates are costs of $7 million or $0.09 per share for certain start-up and transition costs associated with the new Scottsville facility. This represents an increase of $2 million from previously announced estimates.

To accommodate future growth for Uncrustables, the Company has approved an increase in capital expenditures of $15 million related to the Scottsville facility, bringing the total capital expenditures forecast for 2004 to $95 million. Based on these estimates, free cash flow before dividends is expected to be approximately $50 to $55 million, a decrease from the previous estimate of $60 million due to the higher capital expenditures.

Conference Call

The Company will conduct an earnings conference call and webcast on November 20, 2003, at 8:30 a.m. E.T. The webcast can be accessed from the Company’s website at www.smuckers.com. For those unable to listen to the webcast, a replay will be available following the call and can be accessed by calling (800) 428-6051 in the United States or (973) 709-2089 internationally and entering replay pass code 311526. The audio replay will be available until Sunday, November 23, 2003, at 12:00 p.m. E.T.

About The J. M. Smucker Company

The J. M. Smucker Company (www.smuckers.com) was founded in 1897 when the Company’s namesake and founder sold his first product — apple butter — from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker’s, Jif and Crisco. For over 100 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The J. M. Smucker Company has over 2,700 employees worldwide and distributes products in more than 45 countries.

This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the success and cost of new marketing and sales programs and strategies intended to promote growth in the Company’s businesses, estimated costs associated with the Company’s restructuring activities, successful and timely construction and start-up of the Scottsville, Kentucky plant, the strength of commodity markets from which raw materials are procured and the related impact on costs, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

Contact:
Richard K. Smucker
President, Co-CEO, and CFO
The J. M. Smucker Company,
(330) 682-3000

Mark R. Belgya
Treasurer
The J. M. Smucker Company
(330) 682-3000

THE J. M. SMUCKER COMPANY
STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,

	2003	2002	2003	2002

	(Dollars in thousands, except per share data)

Net Sales	$385,998	$366,975	$736,305	$641,911
Cost of products sold	248,963	240,563	477,183	423,147
Cost of products sold — restructuring	1,806	—	3,194	—

Gross Profit	135,229	126,412	255,928	218,764
Selling, distribution, and administrative expenses	81,009	74,948	157,624	134,895
Other restructuring costs	1,301	—	3,126	—
Merger and integration costs	—	2,470	—	7,357

Operating Income	52,919	48,994	95,178	76,512
Interest income	923	606	1,438	1,175
Interest expense	(1,726)	(2,296)	(3,686)	(4,609)
Other income – net	(810)	(389)	(367)	(329)

Income Before Income Taxes	51,306	46,915	92,563	72,749
Income taxes	19,239	17,828	34,711	27,645

Net Income	$32,067	$29,087	$57,852	$45,104

Net income per common share	$0.64	$0.59	$1.16	$1.00

Net income per common share – assuming dilution	$0.64	$0.58	$1.15	$0.99

Weighted-average shares outstanding	49,784,767	49,451,890	49,729,588	45,048,893

Weighted-average shares outstanding – assuming dilution	50,301,060	49,909,134	50,215,444	45,462,947

The J. M. Smucker Company
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	October 31,
	2003	2002

	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents*	$70,151	$98,825
Short-term investments*	29,509	—
Trade receivables	112,961	120,191
Inventories	194,934	188,590
Other current assets	18,875	17,579

Total Current Assets	426,430	425,185
Property, Plant & Equipment, Net	304,980	279,664
Long-Term Investments*	46,204	—
Other Noncurrent Assets	880,153	860,125

	$1,657,767	$1,564,974

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$62,209	$67,562
Other current liabilities	102,058	103,911

Total Current Liabilities	164,267	171,473
Long-Term Debt	135,000	135,000
Other Noncurrent Liabilities	187,623	168,157
Shareholders’ Equity, Net	1,170,877	1,090,344

	$1,657,767	$1,564,974

*For comparative purposes, total cash and investments at October 31, 2003 were $145, 864 compared to $98,825 at October 31, 2002.

THE J. M. SMUCKER COMPANY
FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended		Six Months Ended
	October 31,		October 31,

(Dollars in thousands, except per share data)	2003	2002	2003	2002

Net sales	$385,998	$366,975	$736,305	$641,911
Net income and net income per common share:
Net income	$32,067	$29,087	$57,852	$45,104
Net income per common share – assuming dilution	$0.64	$0.58	$1.15	$0.99
Income and income per common share before restructuring and merger and integration costs: (1)
Income	$34,008	$30,619	$61,802	$49,666
Income per common share – assuming dilution	$0.68	$0.61	$1.23	$1.09
(1) Reconciliation to net income:
Income before income taxes	$51,306	$46,915	$92,563	$72,749
Merger and integration costs	—	2,470	—	7,357
Cost of products sold – restructuring	1,806	—	3,194	—
Other restructuring costs	1,301	—	3,126	—

Income before income taxes, restructuring, and merger and integration costs	54,413	49,385	98,883	80,106
Income taxes	20,405	18,766	37,081	30,440

Income before restructuring and merger and integration costs	$34,008	$30,619	$61,802	$49,666